        Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484

Company Contact
Chris Gough
Vice President, Investor Relations
203-944-5706

Edgewell Personal Care Announces Appointment of Robert Schmidt as
Chief Accounting Officer

Shelton, Conn – December 16, 2022 – Edgewell Personal Care Company [NYSE: EPC] today announced the appointment of Robert Schmidt as Chief Accounting Officer (CAO). Mr. Schmidt will be based in the Company’s Shelton, Connecticut office reporting to Dan Sullivan, Chief Financial Officer.
“With over 20 years of experience, Rob is a seasoned finance executive with a proven track record of creating value and leading complex, fast paced organizations. I look forward to Rob joining as a key member of the leadership team and benefiting from his wealth of knowledge and expertise as we continue to execute against our strategic priorities.” said Mr. Sullivan.
Prior to joining Edgewell, Mr. Schmidt served as Chief Accounting Officer at ADC Therapeutics SA. Before that, Mr. Schmidt served as Chief Accounting Officer at Newell Brands, Inc. from March 2019 to August 2020 and as Assistant Corporate Controller at Celgene Corporation from December 2016 to March 2019. Previously, he held roles of increasing responsibility in the finance organization at Tyco International including Vice President and Controller, Assistant Controller, and Senior Director of External Reporting. Mr. Schmidt spent the early part of his career in public accounting with PricewaterhouseCoopers. He holds a Bachelor of Arts degree in Accounting and Economics from Muhlenberg College. He is also a Certified Public Accountant.

About Edgewell Personal Care:
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's shaving products; Schick® and Billie® women's shaving products; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black® and Cremo® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.